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                          CONSENT OF INDEPENDENT AUDITORS




THE BOARD OF DIRECTORS
THE SPECTRANETICS CORPORATION:

We consent to incorporation by reference in the registration statements Nos. 33-46725, 33-52718, 33-88088, 33-85198, 33-99406 and 333-08489 on Form S-8
and 333-06971 on Form S-3 of The Spectranetics Corporation of our reports dated January 28, 1998, relating to the consolidated balance sheets of The Spectranetics Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and the related consolidated financial statement schedule, which reports appear in the December 31, 1997 annual report on Form 10-K of The Spectranetics Corporation.

                                     s/ KPMG Peat Marwick LLP
                                     KPMG PEAT MARWICK LLP


Denver, Colorado
March 27, 1998